Exhibit 10.47

STRATUS PROPERTIES INC.
DIRECTOR COMPENSATION
AS OF JANUARY 1, 2010

Cash Compensation

Each non-employee director receives an annual fee consisting of (1) $25,000 for serving on the board, (2) $1,000 for serving on each committee (including chairmen of the committee), (3) $7,000 for serving as chairman of the audit committee, and (4) $5,000 for serving as chairman of the corporate personnel committee.  In addition, each director and committee member receives $1,500 for attendance at each board and committee meeting, as well as reasonable out-of-pocket expenses incurred in attending such meetings, or $1,000 for participation in each board and committee meeting by telephone conference.

Equity-Based Compensation

Each non-employee director also receives equity-based compensation under the company's stock incentive plans, which were approved by the company's stockholders. Under the company's current program, on September 1st of each year, each non-employee director is granted options to acquire 2,500 shares of our common stock. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date.